EXHIBIT 99.1

                               AMENDMENT NO. 1
                              TO CON-WAY INC.
                       2006 EQUITY AND INCENTIVE PLAN


The Con-way Inc. 2006 Equity and Incentive Plan (the "Plan") is hereby amended as follows:

1. Amendment to Definition of Fair Market Value. The definition of the term "Fair Market Value" in Section 2 of the Plan is amended in its entirety so as to read as follows:

     "Fair Market Value" per share of Stock as of a particular date means (i) the closing sales price per share of Stock on that date on the national securities exchange on which the Stock is principally traded or, if the exchange is not open or for any other reason there are no sales of Stock on that date, the closing sales price per share of Stock for the last preceding date on which there was a sale of such Stock on such exchange; or (ii) if the shares of Stock are then traded in an over-the-counter market, the average of the closing bid and asked prices for the shares of Stock on that date in such over-the-counter market or, if the market is not open or for any other reason there are no sales of Stock on that date, the average of the closing bid and asked prices on the last preceding date on which there was a sale of such Stock in such market; or (iii) if the shares of Stock are not then listed on a national securities exchange or traded in an over-the-counter market, such value as the Committee, in its sole discretion, shall determine.

2.   Defined  Terms.   Capitalized  terms  not  otherwise  defined   in  this
Amendment No. 1 shall have the meaning(s) set forth in the Plan.

3.   Effective  Date;  No  Other  Amendments.   The  effective  date  of this
Amendment is September 26, 2006. Except as expressly amended hereby, the Plan remains in full force and effect.



                                     CON-WAY INC.

                                     By:________________________
                                        Jennifer W. Pileggi
                                        Senior Vice President, General
                                        Counsel and Secretary

                                     Date:  September 26, 2006